Exhibit 21.1 NuScale Power Corporation Subsidiaries [Note: Roman numerals below denote the level of the subsidiary. For example, “I” represents a first-tier subsidiary of NuScale Power Corporation; “II” represents a second tier of subsidiary of NuScale Power, LLC; and ; “III” represents a second tier of subsidiary of NuScale Power OVS, LLC] Subsidiary Name Percent Holding Organized Under Laws of I NuScale Power, LLC 100.00 Oregon II NuScale Power OVS, LLC 100.00 Delaware III NuScale Power Canada Holdings, ULC 100.0 BC, Canada III NuScale Investment Co., Ltd. 40.0 Korea